Exhibit 99.1

TANGOE, INC.

Unaudited Consolidated Statements of Operations

(in thousands)

	Restated	Restated	Restated
	Year Ended	Year Ended	Year Ended	Year Ended	Three Months Ended	Three Months Ended
	December 31,	December 31,	December 31,	December 31,	March 31,	March 31,
	2013	2014	2015	2016	2016	2017

Revenue:
Recurring technology and services	$161,841	$181,307	$199,518	$207,730	$51,838	$50,404
Strategic consulting, software licenses and other	17,337	17,563	15,481	15,743	4,445	2,563
Total revenue	179,178	198,870	214,999	223,474	56,283	52,967

Cost of revenue:
Recurring technology and services	76,228	88,670	97,378	100,313	25,739	24,181
Strategic consulting, software licenses and other	8,750	8,954	8,716	6,873	1,247	1,934
Total cost of revenue	84,978	97,624	106,094	107,186	26,986	26,115

Gross profit	94,200	101,246	108,905	116,288	29,297	26,852

Operating expenses:
Sales and marketing	33,382	39,433	43,613	39,570	10,741	7,275
General and administrative	34,796	39,028	45,008	59,310	13,799	13,498
Research and development	19,570	22,633	26,617	29,484	7,025	6,706
Depreciation and amortization	10,452	9,763	9,576	10,480	2,465	2,715
Restructuring charge	654	—	—	3,850	—	—
Income from operations	(4,654)	(9,611)	(15,909)	(26,406)	(4,733)	(3,342)

Other income, net
Interest expense	(400)	(103)	(290)	582	74	111
Interest income	60	35	25	(9)	(3)	(1)
Other income	1,201	114	(139)	(1,119)	—	—
Income before income tax provision	(3,793)	(9,565)	(16,313)	(25,860)	(4,804)	(3,452)
Income tax provision	1,011	2,314	2,724	2,643	399	558
Net income	$(4,804)	$(11,879)	$(19,037)	$(28,503)	$(5,203)	$(4,010)

TANGOE, INC.

Unaudited Consolidated Balance Sheets

(in thousands)

	Restated	Restated	Restated
	December 31,	December 31,	December 31,	December 31,	March 31,	March 31,
	2013	2014	2015	2016	2016	2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,203	$49,606	$36,759	$9,589	$36,487	$12,715
Accounts receivable - net	40,277	46,068	46,463	50,193	42,509	46,369
Prepaid expenses and other current assets	4,537	5,901	13,304	12,281	12,169	11,928
Total current assets	87,018	101,576	96,526	72,063	91,165	71,012
COMPUTERS, FURNITURE AND EQUIPMENT-NET	4,317	5,217	6,672	12,944	7,264	12,277

OTHER ASSETS:
Intangible assets-net	34,991	26,285	29,843	22,230	25,262	22,964
Goodwill	65,963	65,348	75,553	80,972	79,359	81,152
Security deposits and other non-current assets	935	1,566	1,851	1,848	1,835	1,791
TOTAL ASSETS	$193,224	$199,991	$210,445	$190,057	$204,885	$189,196

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,570	$10,733	$12,647	$7,274	$13,551	$6,919
Accrued expenses	8,871	8,283	13,936	18,777	12,680	19,277
Deferred revenue-current portion	9,063	10,858	11,792	11,172	12,343	12,805
Notes payable-current portion	1,831	1,400	1,893	6,607	1,718	6,536
Other current liabilities	768	1,606	2,452	2,452	2,452	2,452
Total current liabilities	30,103	32,880	42,720	46,282	42,744	47,989

OTHER LIABILITIES:
Deferred rent and other non-current liabilities	3,598	4,372	5,141	6,043	5,644	6,043
Deferred revenue-less current portion	7,787	10,535	12,224	8,848	8,278	10,864
Notes payable-less current portion	203	166	2,340	5,178	1,921	3,824
Total liabilities	41,691	47,953	62,424	66,351	58,587	68,720

COMMITMENT AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common Stock	$4	$4	$4	$4	$4	$4
Additional paid-in capital	201,646	215,491	232,443	237,123	235,200	237,123
Warrants for common stock	10,610	10,610	10,610	10,610	10,610	10,610
Accumulated deficit	(60,112)	(71,991)	(91,029)	(119,100)	(95,796)	(121,968)
Other comprehensive gain (loss)	(615)	(2,076)	(4,007)	(4,931)	(3,720)	(5,293)
Total stockholders’ equity	151,533	152,038	148,021	123,706	146,298	120,476
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$193,224	$199,991	$210,445	$190,057	$204,885	$189,196